Suite 1550 – 355 Burrard Street

Vancouver, B.C., Canada, V6C 2G8

Tel: (604) 331-1757  Fax: (604) 669-5193

                                                                                                                                    CDNX - DRK

                                                                                                                            OTC BB - DRKOF

October 17, 2003                                                                                 Form 20-F File No.: 0-30072

(Vancouver, B.C., September 3, 2003) – Derek Oil & Gas Corporation (the “Company”).The Company intends to extinguish a maximum of $223,000.00 in debt by issuing a maximum of 743,000 units at a price of $0.30 to two creditors. The units consist of one share valued at $0.30 and one share purchase warrant which may be redeemed within one year for one share at a price of $0.40.  The issued shares will be subject to a four month hold period.

The debt in question consists of loans made to the Company by the creditors.

DEREK OIL & GAS CORPORATION

     “Barry C.J. Ehrl”______

Barry C.J. Ehrl, Director

For further information please contact Investor Relations 1-888-756-0066 or (604) 331-1757

www.derekresources.com

Corporate e-mail:  info@derekresources.com

The Canadian Venture Exchange has neither approved nor disapproved the information contained herein

Cautionary Note to U.S. Investors:  Investors are urged to consider closely the disclosure in our Form 20-F, File No. 0-30072, available from us at Suite 1550, 355 Burrard Street, Vancouver, British Columbia, Canada, V6C 2G8.  You can also obtain this Form 20-F from the SEC by calling 1-800-732-0330 or you may find it online at www.sec.gov or at www.sedar.com where it is filed as the Company’s Annual Information Form.